Exhibit 10.26

Confidential
Execution Version

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND REPLACED WITH “[…***…]” BECAUSE IT IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PRODUCT OFFTAKE AGREEMENT

BETWEEN

GCE HOLDINGS ACQUISITIONS LLC

AND

EXXONMOBIL OIL CORPORATION

PRODUCT OFF-TAKE AGREEMENT

This Product Off-take Agreement (“Agreement”), dated April 10, 2019 (“Effective Date”), is made by and between GCE Holdings Acquisitions, LLC, a Delaware limited liability company (“GCE”), and ExxonMobil Oil Corporation, a New York corporation (“EXXONMOBIL”). GCE and EXXONMOBIL are each individually referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS, GCE intends to produce, among other things, renewable diesel fuel in Bakersfield, California;

WHEREAS, EXXONMOBIL desires to purchase and GCE desires to sell certain quantities of renewable diesel fuel, on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants contained herein, the Parties hereby agree:

ARTICLE I

DEFINITIONS

Unless the context indicates otherwise, as used in this Agreement, the following terms have the meanings indicated below:

“Additional Renewal Term” shall have the meaning given to that term in Section 2.3(c).

“Affiliate” means, with respect to a person, any other person which controls, either directly or indirectly, such person or which is controlled directly or indirectly by such person, or is directly or indirectly controlled by a person which directly or indirectly controls such person. "Control" for purposes of the immediately preceding sentence means the power to direct or cause the direction of the management and policies of the company, partnership or legal entity, whether through the ownership directly or indirectly of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Agreement” shall have the meaning given to that term in the preamble to this Agreement.

“API” means the American Petroleum Institute.

“API 1640” shall have the meaning given to that term in Section 9.4.

“Applicable Law” means all statutes, ordinances, rules, regulations, orders, and directives of federal, state, or local authority, including those applicable to environmental pollution, and all presidential proclamations which apply to either Party or the Project.

“Barrel” means a volume equal to forty-two (42) Gallons.

“Business Day” means a day (except Saturdays and Sundays and public holidays) when deposit-taking banks are open in New York, New York, for the business of over-the-counter deposit-taking.

“CARB” means the California Air Resources Board.

“Camelina Grain” shall have the meaning given to that term in Schedule 2.2.

“CI” shall have the meaning given to that term in Section 4.5(b).

“Co-Products” means naphtha, liquefied petroleum gas, lean gas and any other byproducts or waste streams resulting from the conversion of feedstocks to Renewable Diesel.

“Commercial Operations Date” means the date that the Project has completed required testing and commissioning under the engineering, procurement and construction agreements for the Project and can start producing Renewable Diesel for sale.

“Committed Volume” shall have the meaning given to that term in Section 2.2(a).

“Condition Precedent” shall have the meaning given to that term in Section 2.4.

“CP Date” shall have the meaning given to that term in Section 2.4.

“Delivery Point” means: (a) for transport by truck, the point at which the Renewable Diesel in question passes the vehicle’s flange connection on loading into the vehicle; (b) for transport by rail, the point at which the Renewable Diesel in question passes the rail tank wagon’s flange connection on loading into the rail tank wagon; and (c) for transport by pipeline, the point mutually agreed by the Parties in accordance with Section 3.2.

“Delivery Week” means one calendar week, beginning Monday 12:00 AM local time through Sunday 11:59 PM local time.

“Effective Date” shall have the meaning given to that term in the preamble to this Agreement.

“EMTS” shall have the meaning given to that term in Section 5.3.

“EPA” means the U.S. Environmental Protection Agency.

“FBTC” means the Federal Blenders Tax Credit, which applies to Blenders of Biodiesel (including Renewable Diesel) mixtures as set forth in Internal Revenue Code Sections 6426(a) and (c), and persons that sell or use alternative fuel as a fuel in a motor vehicle or motorboat and in aviation, as set forth in Internal Revenue Code Sections 6426(a) and (d).

“Force Majeure” shall have the meaning given to that term in Section 12.1.

“FPTC” means Federal Producer Tax Credit, which applies to Producers of Biodiesel (including Renewable Diesel).

“Gallon” means a unit of volume equivalent to 231 cubic inches measured at 60 degrees Fahrenheit.

“GCE” shall have the meaning given to that term in the preamble to this Agreement.

“GCE Renewable Diesel Price” means the price per Gallon of Renewable Diesel as per the formula set forth in Schedule 2.1.

“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any quasi-governmental agency) having jurisdiction over a Party, the Project or Renewable Diesel to be delivered pursuant to this Agreement, and acting within its legal authority.

“Governmental Authorization” means all permits, authorizations, variances, approvals, registrations, certificates of legal status, certificates of occupancy, orders or other approvals or licenses (and in any case, any amendments or supplements thereto) granted or issued by any Governmental Authority having or asserting jurisdiction over matters covered in this Agreement or with respect to a Party.

“Initial Term” shall have the meaning given to that term in Section 2.3(a).

“Information” shall have the meaning given to that term in Section 15.4.

“Intellectual Property Right” shall have the meaning given to that term in Section 9.3.

“Invalid RIN” shall have the meaning given to that term in Section 5.5.

“IRS” means the United States Internal Revenue Service.

“LCFS” shall have the meaning given to that term in Section 4.5(a).

“Lenders” means (a) any and all banks, financial institutions and other financing parties providing all or a portion of any financing, refinancing or credit support to GCE or its Affiliates related to the Project or the general business operations of GCE or its Affiliates, and any trustee or agent acting on behalf of such banks, financial institutions or financing parties, and (b) any provider of any hedging arrangement required under the terms of clause (a) above, including any interest rate swap transaction, forward interest rate swap transaction, and any trustee or agent acting on behalf of such provider.

“LIBOR” means the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate for USD) and displayed on the page designated as the Reuters screen “LIBOR01” (or any successor or substitute page of such rate, or any successor to or substitute for such rate, for such publication service) (in each case for purposes of this definition, the “Screen Rate”) for three (3) month deposits in USD as published at approximately 11:00 a.m. London time on any Business Day provided that if the Screen Rate shall be less than zero, the rate shall be deemed to be zero for the purposes of this Agreement.

“Livestock Feed” shall have the meaning given to that term in Schedule 2.2.

“Marketing Agreement” shall have the meaning given to that term in Section 2.4(h).

“Monthly Delivery Schedule” shall have the meaning given to that term in Section 3.1(b).

“Off-Specification Renewable Diesel” shall have the meaning given to that term in Section 4.4.

“Offtake Shortfall Volumes” shall have the meaning given to that term in Section 2.2(d).

“Oil Mill” shall have the meaning given to that term in Schedule 2.2.

“OPIS” means Oil Price Information Service as published by UGC Holdings LP or its successors.

“Party” shall have the meaning given to that term in the preamble to this Agreement.

“PPI” or “Producer Price Index” means the index which tracks changes in the wholesale prices of goods bought and sold in bulk as published by the US Bureau of Labor Statistics on a monthly basis.

“Project” means the renewable diesel facility located in Bakersfield, California that GCE intends to convert, own and operate to process approximately 15,000 Barrels per day of renewable feedstock into renewable diesel utilizing Haldor Topsoe HydroFlex technology. At design capacity, the Project is expected to produce approximately two hundred ten (210) million Gallons per Year of Renewable Diesel as well as other Co-Products.

“Purchased Grain” shall have the meaning given to that term in Schedule 2.2.

“Quarterly Requirements” shall have the meaning given to that term in Section 3.1(a).

“Ratably” means the reasonably evenly apportioned production and offtake for product movements on a monthly basis in accordance with the Monthly Delivery Schedule (taking into consideration any Project outages, major maintenance, events of Force Majeure and the like).

“Renewable Diesel” means product that meets the Specifications in Schedule 1.1.

“Renewal Term” shall have the meaning given to that term in Section 2.3(b).

“Representatives” shall have the meaning given to that term in Section 15.5(i).

“RFS2” shall have the meaning given to that term in Section 2.6(a).

“RINs” shall have the meaning given to that term in Section 5.1.

“Rules” shall have the meaning given to that term in Section 13.1.

“Sales Price” shall have the meaning given to that term in Section 2.2(d)(i).

“Specifications” means the specifications for renewable diesel, as set forth in Schedule 1.1.

“Start Date” shall have the meaning given to that term in Section 2.3(a).

“SUSOILS” means Sustainable Oils Company.

“Taxes, Fees, and/or Other Similar Levies” means all taxes, fees, levies or charges imposed by any Governmental Authority, including federal manufacturers excise taxes, environmental taxes, state and local motor fuel excise taxes, state and local sales and use taxes, gross receipts or franchise taxes, business and occupation taxes, state and local inspection fees, and federal, state and local oil spill taxes or fees.

“Term” means collectively, the Initial Term and any subsequent Renewal Term or Additional Renewal Term.

“Transfer Date” shall have the meaning given to that term in Section 5.3.

“Year” shall mean each twelve (12) month period commencing when the Initial Term commences.

Terms not otherwise defined in this Section 1 shall have the meanings ascribed to such terms elsewhere in the Agreement.

ARTICLE II

AGREEMENT TO PURCHASE; TERM

2.1       Purchase of Products. During the Term of this Agreement, EXXONMOBIL agrees to purchase and receive Renewable Diesel from GCE, and GCE agrees to sell and deliver Renewable Diesel to EXXONMOBIL, in each case in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement.

2.2 Volume.

(a)	Each Year, EXXONMOBIL agrees to purchase eighty-five (85) million Gallons of Renewable Diesel (the “Committed Volume”) from GCE.

(b)	For each Year during the Initial Term and any Renewal Term, EXXONMOBIL shall have the right to increase the Committed Volume by an additional twenty (20) million Gallons by delivering written notice of exercise to GCE on or before the date that is six (6) months before the start of such Year. Any such increase in volume will be effective only for the immediately succeeding Year, and the Committed Volume will automatically be reduced to eighty-five (85) million Gallons for the subsequent Year unless EXXONMOBIL exercises its right to increase the Committed Volume for such subsequent Year in accordance with this Section 2.2(b).
(c)	In the event of a shortfall in Renewable Diesel production at the Project, GCE shall curtail all other purchasers of Renewable Diesel prior to curtailing any portion of the Committed Volume.
(d)	[…***…].
(e)	The remedies set forth in Section 2.3(d)(i)-(ii) are the sole and exclusive remedies of EXXONMOBIL for any failure on the part of GCE to supply Renewable Diesel in accordance with this Agreement. The remedies set forth in Section 2.2(d) are the sole and exclusive remedies of GCE for any failure on the part of EXXONMOBIL to purchase and offtake Renewable Diesel in accordance with this Agreement.

2.3       Term.

(a)	The initial delivery term of the Agreement (“Initial Term”) shall be sixty (60) months, commencing upon the date that the Project commences operations (the “Start Date”), as notified by GCE to EXXONMOBIL in accordance with Section 2.5.

(b)	EXXONMOBIL shall have a one-time option to extend the Term for an additional five (5) Year period (a “Renewal Term”) which must be exercised, if at all, by delivery of written notice to GCE at least […***…] prior to expiry of the Initial Term. If EXXONMOBIL fails to deliver timely notice of its exercise of this option for a Renewal Term, the Term of this Agreement will expire at the end of the Initial Term.

(c)	If EXXONMOBIL exercises its Renewal Term option, EXXONMOBIL will have an additional right to require the Parties to enter into good faith negotiations on a pricing structure for […***…] beyond the end of the Renewal Term (an “Additional Renewal Term”) in which both Parties […***…] per Gallon above production and transportation costs. EXXONMOBIL must exercise its option to enter into good faith negotiations relating to an Additional Renewal Term (if at all) not later than 12 months prior to expiry of the Renewal Term.

(d)	Either Party may terminate this Agreement upon delivery of written notice to the other Party as follows:

(i)	if, during the period starting on the Start Date and ending on the last day of the sixth month of the Initial Term, GCE fails to make available for delivery a minimum of […***…] Gallons of Renewable Diesel, to the extent such failure is not attributable to (i) Force Majeure, (ii) reasons attributable to a breach of this Agreement by EXXONMOBIL, or (iii) any reason otherwise excusing such failure by another provision of this Agreement;

(ii)	if, during the period starting on the expiration of the first six months of the Initial Term and ending on the first anniversary of the Start Date, GCE fails to make available for delivery a minimum […***…] Gallons of Renewable Diesel to the extent such failure is not attributable to (i) Force Majeure, (ii) reasons attributable to a breach of this Agreement by EXXONMOBIL, or (iii) any reason otherwise excusing such failure by another provision of this Agreement;

(iii)	if the CP Date has not occurred by […***…], such deadline to be automatically extended for the duration of any delay attributable to Force Majeure; and

(iv)	if the Start Date has not occurred by the last date in Section 2.5 (a), such deadline to be automatically extended for the duration of any delay attributable to Force Majeure.

Upon termination pursuant to this Section 2.3(d), each Party shall be relieved of any further obligations hereunder, without prejudice to any rights that may have accrued prior to such termination.

2.4 Effectiveness; Conditions Precedent. This Agreement shall become effective on the Effective Date; provided that GCE’s obligation to sell Renewable Diesel to EXXONMOBIL, and EXXONMOBIL’s obligation to purchase Renewable Diesel from GCE, shall become effective upon the CP Date, with deliveries to commence on the Start Date. The “CP Date” shall be the date as of which the last of the conditions set forth below (each, a “Condition Precedent”) shall have been satisfied or waived by GCE in the case of (a), (c), (d) or (e), satisfied or waived by EXXONMOBIL in the case of (h), or by both Parties in the case of (b), (f) or (g):

(a)	GCE has made a final investment decision to proceed with the Project;

(b)	GCE has acquired the refinery located in Bakersfield, California that GCE intends to convert, own and operate in connection with the Project;

(c)	GCE has received all Governmental Authorizations necessary to convert, own and operate the Project;

(d)	GCE has procured, or caused to be procured, all rights-of-way, easement or other property or contractual rights, including technology licensing agreements, necessary for the Project;

(e)	GCE has: (1) entered into the necessary licensing, engineering, procurement and construction agreements for the Project and (2) issued full notices to proceed to its contractors;

(f)	GCE has obtained all of the financing (either in the form of equity or debt) necessary to fund the completion of such conversion (and any conditions precedent associated with the initial funding of such amounts have been satisfied in full);

(g)	[…***…]; and

(h)	[…***…].

[…***…]

2.5       Notice of Anticipated Start Date.

(a)	The Start Date is anticipated to be between […***…] and […***…].

(b)	GCE shall keep EXXONMOBIL reasonably informed as to the progress being made in connection with the completion of the Project.

(c)	Within five (5) Business Days following the CP Date, GCE shall provide EXXONMOBIL with its best estimate of the three (3) month period during which the Start Date is expected to occur, which date must fall within the window period under Section 2.5(a).

(d)	On or prior to the Commercial Operations Date, GCE shall provide EXXONMOBIL with notice of the five (5) day period during which the Start Date is expected to occur.

(e)	Within five (5) Business Days following the Commercial Operations Date of the Project, GCE shall provide EXXONMOBIL with the date constituting the Start Date.

2.6       […***…].

2.7       Default. In addition to the provisions of Section 12.1, this Agreement may be terminated by a non-defaulting Party, upon notice to the defaulting Party, if one or more of the following events have occurred and remain uncured within the specified time period:

(a)	the other Party defaults, in any material respect, in the performance or observance of any material term, covenant or agreement contained in this Agreement (other than a default relating to any payment obligation or any default for which a sole and exclusive remedy is provided in this Agreement), (ii) such default has a material adverse impact on the (A) defaulting Party’s performance of its obligations to purchase or sell Renewable Diesel hereunder and (B) non-defaulting Party, (iii) and such default is not cured within thirty (30) days following receipt by the defaulting Party of written notice of such default from the non-defaulting Party or, if the defaulting Party has commenced a cure and is diligently pursuing cure to completion, such period of time as reasonably needed by the defaulting Party to complete such cure;

(b)	the other Party fails to pay any amount owed hereunder on the due date for such payment, except for any amounts being disputed in good faith, and such amount (and any interest accrued thereon) remains unpaid for ten (10) days following receipt by such Party of written notice from the non-defaulting Party of such failure to pay;
(c)	the other Party commences any case, proceeding or any other action: (1) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debt; or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or the other Party shall make a general assignment for the benefit of its creditors;
(d)	there is commenced against the other Party any case, proceeding or other action of a nature referred to in clause (c) above that has not been dismissed within sixty (60) days;
(e)	there is commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets; or
(f)	the other Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (c) (d), or (e) above.

ARTICLE III

PROGRAMMING OF DELIVERIES

3.1       Quarterly Requirements.

(a)	On a quarterly basis at least forty-five (45) days prior to the first day of each given calendar quarter during the Term, GCE shall provide EXXONMOBIL with written notice of the estimated quantity of Renewable Diesel to be delivered by GCE to EXXONMOBIL during such upcoming calendar quarter (“Quarterly Requirements”), including allowances for scheduled maintenance. Unless otherwise agreed in writing by the Parties, the Quarterly Requirements in any calendar quarter shall not be below […***…] or above […***…] of the portion of the Committed Volume for such calendar quarter.

(b)	On or prior to the fifteenth (15th) day of each month during the Term, GCE shall provide to EXXONMOBIL a Ratable delivery schedule for the upcoming month (the “Monthly Delivery Schedule”). Unless otherwise agreed in writing by the Parties, the aggregate volumes of Renewable Diesel to be delivered under the Monthly Delivery Schedules for a calendar quarter shall not be less than or exceed the limits set forth in Section 3.1(a). GCE agrees to use commercially reasonable efforts to modify any Monthly Delivery Schedule to the extent reasonably requested by EXXONMOBIL; provided, that GCE is able to deliver the total Quarterly Requirements during other parts of the calendar quarter in which such month falls (taking into consideration GCE’s other commercial obligations and the anticipated operations of the Project). Moreover, on a day-ahead basis, GCE shall have the right to modify the Monthly Delivery Schedule as may be reasonably necessary to accommodate any operational issues relating to the Project.

(c)	[…***…].

3.2       Deliveries. Renewable Diesel will be delivered to EXXONMOBIL Ex works for trucks at Project site, Bakersfield, California, with title transferring in accordance with Section 11.1. The Project shall have capabilities to load Renewable Diesel onto trucks and rail tank wagons. Renewable Diesel may also be delivered by pipeline on terms and conditions mutually agreed by the Parties (in each Party’s sole and absolute discretion), which terms and conditions shall identify the Delivery Point for pipeline deliveries. Costs and expenses associated with developing, constructing, owning and operating any related pipelines, interconnection or the like shall be mutually agreed by the Parties (in each Party’s sole and absolute discretion) except that GCE will grant at no charge to EXXONMOBIL any real property rights (that GCE can legally grant on property that GCE owns) that may be reasonably necessary to install any connecting pipeline on the Project site).

3.3       Operational Covenants. GCE will operate all loading facilities at the Project 24 hours a day, 7 days a week, subject to scheduled outages and Force Majeure.

(a)	EXXONMOBIL shall be entirely responsible (at its sole risk, cost and expense) for loading and transporting the Renewable Diesel in trucks from the Delivery Point. EXXONMOBIL shall cause its transporters and contractors and their respective employees to comply with all Applicable Law and all generally applicable access; loading; scheduling; environmental, health and safety and insurance requirements put in place by GCE in connection with the operations of the Project.

(b)	GCE shall be entirely responsible (at its sole risk, cost and expense) for loading and transporting the Renewable Diesel into rail tank wagons from the Delivery Point.

(c)	EXXONMOBIL shall be responsible for delivery of rail tank wagons to the Project site in accordance with the Monthly Delivery Schedule. Once on site, GCE shall be responsible to move rail tank wagons as required within the Project site for product delivery.

3.4       Opportunity to SellRenewable Jet Fuel.

At EXXONMOBIL’s written request, and provided that the Parties mutually determine that a sale of renewable jet fuel will benefit GCE and EXXONMOBIL (in each Party’s sole and absolute discretion), GCE shall make modifications to the refinery to supply renewable jet fuel meeting specifications and at pricing, in each case, mutually acceptable to both Parties (in each Party’s sole and absolute discretion).

ARTICLE IV

PRICE

4.1       Price of Renewable Diesel.

[…***…]

ARTICLE V

RENEWABLE IDENTIFICATION NUMBERS (RINS)

5.1       RINS. As of the Effective Date, the Parties anticipate that each Gallon of Renewable Diesel sold and purchased hereunder shall have one and seven-tenths (1.7) times the associated Renewable Identification Numbers (“RINs”) in which the "RR" component of each RIN, as defined at 40 CFR Section 80.1425(f), has a value of 17, in accordance with calculation contemplated under 40 CFR Section 80.1425(f) and 40 CFR Section 80.1415(b)(4), and the "D" code of each RIN as defined at 40 CFR Section 80.1425(g)(2) has a value of 4.

5.2       Representations and Warranties Regarding RINS. With respect to the RINs transferred under this Agreement, GCE, without prejudice to EXXONMOBIL’s remedies contained herein, warrants that upon delivery of the Renewable Diesel:

(i) GCE will have the right to transfer such RINs pursuant to the applicable RFS2 Regulations;

(ii) GCE will have good and marketable title to the RINs, and such RINs will be free and clear of any GCE created claims, liens, charges, encumbrances, pledges, or security interests whatsoever;

(iii) The RINs will have been assigned to the volume of Renewable Diesel transferred under this Agreement and have not been previously transferred to another party; and

(iv) GCE will not have taken any action or made an omission that would prohibit or limit EXXONMOBIL’s use of the RINs.

With respect to the RINs transferred under this Agreement, EXXONMOBIL covenants that it will use, transfer, or retire the RINs in compliance with the applicable RFS2 Regulations and all other Applicable Law.

GCE shall participate in an EPA-certified Quality Assurance Plan (QAP) under 40 C.F.R. §80.1469 and 80.1472 as a way to ensure all RINS generated at the Project are properly generated under the EPA regulations.

5.3       RIN Title and Risk Transfer. GCE shall transfer title to EXXONMOBIL of the quantity of RINs properly allocable to the quantities of Renewable Diesel purchased under this Agreement through the EPA Moderated Transaction System (“EMTS”) under 40 C.F.R. §80.1452 within five (5) Business Days after the date of delivery of the associated Renewable Diesel under this Agreement (“Transfer Date”). GCE shall enter a "sell" transaction into EMTS for the subject RINs on or before the Transfer Date, identifying [the purchaser/transferee/assignee] as EXXONMOBIL, assignment code, RIN D code, period of generation, quantity, volume of associated Renewable Diesel, and the mutually agreed per-Gallon price of associated Renewable Diesel transferred. EXXONMOBIL shall enter a corresponding "purchase" transaction into EMTS in accordance with the RFS2 Regulation. Title to and risk of loss of the RINs shall pass from GCE to EXXONMOBIL upon EXXONMOBIL’s completion of the "purchase" transaction into EMTS.

5.4       RIN Product Transfer Documents. GCE shall provide EXXONMOBIL a “Product Transfer Document” that fulfills all of the requirements set forth in 40 C.F.R. § 80.1453, and shall include, but not be limited to, the following information:

(i)	The name and address of seller and buyer;
(ii)	GCE's and buyer's EPA company registration number;
(iii)	The volume of Renewable Diesel transferred;
(iv)	The date of transfer;
(v)	The quantity of RINs being transferred;

(vi)	The RIN type(s) ("D" code) and Assignment Code(s) ("K" code);
(vii)	The RIN generation year; and
(viii)	The EMTS field description of the reason for the transfer (e.g., standard trade).

5.5       Remedies for Invalid RINS. A RIN shall be deemed invalid (a) if it meets the invalid RIN criteria described in 40 CFR Subpart M § 80.1431 - Treatment of invalid RINs or (b) if the EPA has provided notice to a party regulated under the regulations or otherwise has made its determination public that the RIN is invalid (in each case, an “Invalid RIN”). In the event that GCE transfers , GCE shall, at GCE’s sole expense, transfer to EXXONMOBIL qualified replacement RINs in an amount equal to the amount of Invalid RINs within thirty (30) days of the later of: (i) the discovery of the invalid RINs; or (ii) EXXONMOBIL’s demand for replacement. For the purpose of this Section, qualified replacement RINs may be either assigned or separated RINs, but must be the same D code and must be the same year of generation, if available; otherwise, such replacement RINs shall be the next unexpired year of generation. In the event that GCE fails or refuses to transfer sufficient qualified replacement RINs, GCE shall, within ten (10) days of EXXONMOBIL’s written request, reimburse EXXONMOBIL’s actual costs and expenses incurred in connection with EXXONMOBIL obtaining qualified replacement RINs where the cost of such qualified replacement RINs purchased by EXXONMOBIL was no less favorable than that available to EXXONMOBIL through good faith negotiations in an arms-length transaction. GCE shall reimburse EXXONMOBIL for any penalties or fines imposed upon EXXONMOBIL by government authorities as a result of EXXONMOBIL’s use of RINs supplied to it under this Agreement that are subsequently found to be invalid RINs.

5.6       Reporting of Transactions. Both Parties shall report transactions under this Agreement to the EPA in accordance with the requirements set forth in the RFS2 Regulation.

5.7       Obligation. Notwithstanding anything in this Agreement to the contrary, GCE’s obligation to supply RINs does not apply in the event RFS2 is repealed or modified as described in Section 2.6.

ARTICLE VI

PAYMENT

6.1       Invoicing. GCE will electronically invoice EXXONMOBIL within […***…] Business Days following each […***…] for the Renewable Diesel sold and delivered during […***…].

6.2       Payment. Payment shall be made by EXXONMOBIL to GCE no later than […***…]following the date of receipt of GCE’s initial valid invoice. All payments hereunder shall be made in U.S. dollars, by means of a wire transfer of immediately available funds to the account designated by GCE in the relevant invoice and, except to the extent required by Applicable Law, without any discount, allowance, set-off, retention or deduction. All payments otherwise due on a Saturday, Sunday, or a United States banking holiday will be deemed due the following Business Day.

6.3       Disputed Invoices. In the event EXXONMOBIL in good faith disagrees with any invoice, it shall immediately notify GCE of the reasons for the dispute. In such event, GCE shall promptly issueof the initial invoice, without prejudice to any rights of GCE with respect to the disputed portion. The Parties shall endeavor to resolve the disputed portion within thirty (30) days. Failing resolution, either Party may pursue dispute resolution in accordance with Article 13. Promptly after resolution of any dispute, and upon receipt of invoice for the remaining portion, payment shall be made to GCE under the agreed payment terms.

6.4       Interest. Amounts not paid by a Party to another Party when due (including any payments of disputed amounts under Section 6.3 above) under any provisions of this Agreement shall bear interest at a per annum rate of interest equal to the lesser of (a) LIBOR, plus two percent (2%), or (b) the maximum rate permitted by Applicable Law from the date such payment is due until and including the date of payment.

6.5       Taxes. Subject to the immediately succeeding sentence, any and all Taxes Fees, and/or Other Similar Leviesimposed or assessed by a Governmental Authority on or with respect to Renewable Diesel prior to the Delivery Point shall be borne by GCE. Any and all Taxes, Fees, and/or Other Similar Levies imposed or assessed by a Governmental Authority on or with respect to Renewable Diesel at and after the Delivery Point shall be borne by EXXONMOBIL. Any Taxes, Fees, and/or Other Similar Levies, the taxable incident of which is the transfer of title or the delivery of the Renewable Diesel hereunder, or the receipt of payment therefor, regardless of the character, method of calculation or measure of the levy or assessment, shall be paid by If EXXONMOBIL claims exemption from any of the aforesaid taxes, then EXXONMOBIL, in lieu of payment of or reimbursement of such taxes/fees to GCE, shall furnish GCE with a properly completed and executed exemption certificate in the form prescribed by the appropriate taxing authority. EXXONMOBIL shall promptly notify GCE in writing of any change in the status of its exemption or registration. EXXONMOBIL shall promptly furnish GCE any renewal certificate as requested by GCE. Notwithstanding anything contained herein to the contrary neither Party shall be responsible for the income, franchise, ad valorem or similar taxes of the other Party and each Party agrees to defend, indemnify and hold the other Party harmless from and against any such tax asserted by any Governmental Authority to be due and payable by the other Party.

ARTICLE VII

LCFS PATHWAYS AND CI VALUES

7.1       CARB LCFS Pathways and Approved CI Values.  As of the Effective Date, the Parties anticipate that each Gallon of Renewable Diesel sold and purchased hereunder shall have an assigned CI value from one or more approved fuel pathways in the CARB LCFS program, which will ultimately generate LCFS credits to a regulated party if blended for use in the California transportation fuel market. The method for determining the LCFS Values is set forth in Section 4.5.

7.2        Representations and Warranties Regarding LCFS CI Values. With respect to the LCFS transactions under this Agreement and the extent Renewable Diesel has an assigned CI value from one or more approved fuel pathways in the CARB LCFS program, GCE, without prejudice to EXXONMOBIL’s remedies contained herein, warrants that upon delivery of the Renewable Diesel:

(i) the

(ii) to the extent that GCE as the producer is treated as the initial regulated party under the LCFS Program, GCE shall use all commercially reasonable efforts to enable EXXONMOBIL to become the regulated party upon title transfer of the Renewable Diesel.

7.3        LCFS Product Transfer Documents.  GCE shall provide EXXONMOBIL a “Product Transfer Document” that fulfills all of the requirements of the CARB LCFS regulation, and shall include, but not be limited to, the following information:

(i)	Transferor Company Name, Address and Contact Information;
(ii)	Transferee Company Name, Address and Contact Information;
(iii)	Transaction Date;
(iv)	For Non-Aggregated Transactions: Date of Title Transfer;
(v)	Fuel Pathway Code (FPC) and CI;
(vi)	Volume/Amount and Units;
(vii)	A statement identifying whether the LCFS Obligation is passed to the transferee; and
(viii)	Fuel Production Company ID and Facility ID as registered with the LCFS program;

7.4 Reporting of Transactions. Both Parties shall report transactions under this Agreement to CARB in accordance with the requirements set forth in the CARB LCFS regulation.

7.5       Obligation. Notwithstanding anything in the Agreement to the contrary, GCE’s obligations pursuant to this Article VII shall not apply in the event the CARB LCFS regulation is repealed or materially changed after the Effective Date. If the CARB LCFS regulation is repealed or materially changed, such event will be treated as a change in law and handled in accordance with Article VIII below.

ARTICLE VIII

NEW OR CHANGED LAW

8.1        New or Changed Applicable Law. […***…].

8.2       Consequences. […***…].

ARTICLE IX

WARRANTY, QUANTITY AND QUALITY DETERMINATIONS

9.1       Warranty. GCE warrants that with regards to the Renewable Diesel to be delivered under this Agreement:

(a)	the Renewable Diesel will meet the Specifications, as may be amended from time to time in accordance with the provisions of this Section;
(b)	GCE will have free and clear title to the Renewable Diesel delivered under this Agreement;
(c)	such Renewable Diesel will be delivered free from lawful security interests, liens, and encumbrances, except those generated in the ordinary course of business; and
(d)	registrations, certificates

EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.2, THIS SECTION 9.1, AND SECTION 9.3, GCE MAKES NO WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE FEEDSTOCK OR THE RESULTING RENEWABLE DIESEL, RINS OR OTHER ENVIRONMENTAL ATTRIBUTES, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OR OTHERWISE, AND ALL SUCH WARRANTIES WITH RESPECT TO SUCH PRODUCTS ARE HEREBY

EXPRESSLY DISCLAIMED AND EXCLUDED FROM THIS AGREEMENT.

To the extent that EXXONMOBIL wishes to change the Specifications, EXXONMOBIL agrees to provide GCE a reasonable notification period prior to the desired adoption of any new Specifications. GCE agrees to use commercially reasonable efforts to work with EXXONMOBIL to amend or update the Specifications following receipt of such a request; provided, that such changes: (i) are achievable within the existing design basis and technology limits of the Project, (ii) are consistent with prudent operating practices, (iii) would not give rise to any concerns regarding the environment, health or safety, (iv) will not violate any Applicable Law, (v) would not result in a breach of GCE’s obligations to its other customers, and (vi) are not expected to reduce Project output or give rise to additional costs to GCE unless EXXONMOBIL agrees to equitably compensate GCE for any resulting economic losses. To the extent new Specifications are agreed to, Schedule 1.1 will be amended to reflect such changes. If any requested Specifications require material upgrades or changes to the Project, the Parties must first mutually agree (in each Party’s respective sole discretion) on sharing the potential additional costs associated with such upgrades or changes.

Both Parties agree alternative markets may exist to sell the Renewable Diesel outside of California, which may have colder climates and require different cold temperature properties. Based on the mutual agreement of both Parties (in each Party’s respective sole discretion), Renewable Diesel may be produced with cold temperature properties for specific markets, based on the technology and capability of the Project, and the GCE Renewable Diesel Price will be adjusted on the mutual agreement of both Parties (in each Party’s respective sole discretion), due to the lower yield from the Project.

9.2       Indemnity. […***…].

9.3        Intellectual Property Matters. For purposes of this Section, “Intellectual Property Right” means any patent, trademark, copyright, trade secret, or other proprietary right of a third party. GCE warrants and represents that the Renewable Diesel, when delivered, will be free from any valid claim of a third party for infringement or misappropriation of an Intellectual Property Right. GCE shall defend at GCE’s expense and indemnify and hold EXXONMOBIL and Affiliates harmless against any and all expenses, liability or loss from any claim or lawsuit for alleged infringement or misappropriation of any Intellectual Property Right resulting from the manufacture, sale, use, possession or other disposition of any Renewable Diesel sold pursuant to this Agreement. The indemnities set forth in this paragraph shall include, without limitation, payment as incurred and when due of all penalties, awards, and judgments; all court and arbitration costs; attorney’s fees and other reasonable out-of-pocket costs incurred in connection with such claims or lawsuits. EXXONMOBIL or an Affiliate, as applicable, may, at its option, be represented by counsel of its own selection, at its own expense. GCE shall not consent to (i) an injunction against EXXONMOBIL or its Affiliate’s operations, (ii) the payment of money damages by

EXXONMOBIL, (iii) the granting of a license by EXXONMOBIL or (iv) the parting of anything of value EXXONMOBIL or an Affiliate with respect to resolution or settlement of any claim or lawsuit. Nothing in this Agreement shall be construed as granting to EXXONMOBIL any right or interest in the intellectual property of GCE, SUSOILS, or their respective Affiliates.

9.4        Data Integrity. In connection with this Agreement, where GCE must perform or desires to perform any product quality test on product it delivers to EXXONMOBIL, GCE is accountable for the integrity and results of any such product quality test, whether performed by it, or by a third party laboratory or inspector employed by it. Furthermore, GCE is accountable for recording and retaining such data for five (5) years, whether GCE performs the product quality test itself, or employs a third party laboratory or inspector to do so. GCE shall ensure that with respect to any such test performed by it or on its behalf:

(i)	Product quality test measurements are complete, accurate and timely and that such test measurements are performed upon unaltered samples collected in a manner that: (i) is expected to yield samples representative of the product per ASTM/API MPMS sampling guidelines or industry standards; or (ii) complies with the manner of collection specified by written agreement between the Parties.

(ii)	Any samples used for quality test measurements as required by this Agreement are retained for a period of not less than forty-five (45) days after such tests are performed.

(iii)	Specified industry standard test methods including sampling and instrument calibration procedures are used without modification, unless: (i) that modification has been approved by written agreement between the Parties; and (ii) the certificates of analysis of such data indicate such test method or procedure was altered.

(iv)	Except where agreed in writing with EXXONMOBIL, GCE does not employ a modified test method or instrument calibration procedure if such method or calibration procedure may be expected to yield materially different test results.

(v)	Documentation and records of quality results state clearly the test method used to obtain the results.

(vi)	A quality assurance system is in place for any laboratory facility involved. This system must be designed to aid in the deterrence, detection and correction of any incorrect data generated or communicated and must also assure the data generated meets the relevant industry standards for precision and bias as well as assuring the maintenance and calibration of measurement instruments.

(vii)	Testing and measurement personnel involved are trained in the necessary skills required for data generation and data management. This training must include: (i) initial and ongoing personnel training; (ii) testing; and (iii) standards to ensure that all such personnel possess the skills required by this subsection (vii).

(viii)	GCE utilizes a self-monitoring and assessment system to determine the extent to which GCE is complying with the requirements set forth above. This system must include a method for resolving problems found in the assessments, and must include plans and responsibilities for appropriate follow-up.

GCE acknowledges that it is familiar with American Petroleum Institute’s Recommended Practice 1640, Product Quality in Light Product Storage and Handling Operations, First Edition, August providing guidance on the minimum equipment standards and operating procedures for the receipt, storage, blending and delivery of non-aviation light products, their blend components, and additives at distribution and intermediate storage, including related operations of pipeline, road and rail transport.

9.5       Independent Inspector. EXXONMOBIL may request a quality inspection be performed by a mutually-agreed laboratory or inspector with tests specified by EXXONMOBIL. Such quality inspections shall be performed no more frequently than four times per Year. The cost of such quality inspection service will be shared equally between the Parties.

9.6	Quantity Determinations.
(a)	At each respective Delivery Point, the quantity of Renewable Diesel delivered to EXXONMOBIL by GCE shall be established by outbound meter tickets expressed in Gallons in accordance with standards commonly used within the renewable diesel industry in the U.S. GCE shall provide copies of meter tickets when requested by EXXONMOBIL. Calculations from the meter readings for determining such quantities shall conform to the procedures set out below:

(i)	GCE agrees to maintain and calibrate all its meters and associated equipment in accordance with the latest edition of API Manual of Petroleum Measurement Standards Chapters 4, 5, 6 and 12.

(ii)	GCE shall provide ten (10) days’ notice to EXXONMOBIL of the date and time of meter calibrations. EXXONMOBIL shall be entitled to have representatives present to witness such tests and to verify GCE calibrations.

(iii)	GCE will retain records of such calibrations for three (3) years and make such records available to EXXONMOBIL at its written request.

(iv)	Meters shall be mechanically adjusted to operate with as close to zero error as possible, or the meter factor adjusted to achieve zero error.

(b)	The following provisions govern the measurement of product at the point of custody transfer:

(i)	GCE is responsible for measuring the quantity of Renewable Diesel delivered and shall use calibrated and proved meters to measure quantities.

(ii)	GCE shall ensure that such meters and temperature probes are operated, calibrated, and, proved, in accordance with then-current API Manual of Petroleum Measurement Standards (API MPMS), but in any event, calibration and proving must occur not less frequently than once every six (6) months. If EXXONMOBIL has reasonable cause, it will have the right to independently certify, at its own expense, the calibration of such meters and temperature probes. EXXONMOBIL may request copies of previous or future calibration and proving results for any equipment used for transfers under this Agreement without giving cause.

(iii)	Each Party has the right to have one representative present at all deliveries (in addition to the independent inspector if present) to witness all gauges, tests, and measurements. Such representative must comply with any applicable dock, terminal, and/or pipeline facilities’ safety procedures or requirements. If the independent inspector is present, however, the independent inspector’s gauges, tests, and measurements will be binding upon the Parties absent fraud or manifest error.

(iv)	Unless otherwise specified elsewhere in this Agreement, all quantities measured will be adjusted to net Gallons at 60 degrees F. in accordance with ASTM D-1250 Petroleum Measurement Tables, as revised from time to time.

(c)	[…***…].

ARTICLE X

ADDITIONAL OPTION

[…***…]

ARTICLE XI

TRANSFER OF TITLE AND RISK OF LOSS

11.1        Transfer of Title. Title and risk of loss for the Renewable Diesel delivered into rail car, pipeline or tank trucks shall transfer from the GCE to EXXONMOBIL as the Renewable Diesel passes the Delivery Point.

ARTICLE XII

FORCE MAJEURE

12.1        Force Majeure. Neither Party will be liable to the other for failure to perform any obligations under this Agreement (other than the payment of money which shall not be subject to this Section 12.1) to the extent that such failure is caused by a Force Majeure event. As used in this Agreement, a “Force Majeure” event means any event, cause or circumstance beyond the reasonable control of the Party claiming suspension of its obligations, including but not limited to, acts of God, fire, flood, or governmental regulation, governmental direction or government request, accident, strikes, lockouts, wars, protests, and breakdowns of production or transportation facilities. Either Party shall have the right to (i) suspend the Agreement if a Force Majeure event occurs and continues for sixty (60) consecutive days, provided that the other Party receives written notification, and (ii) terminate the Agreement if the Force Majeure event occurs and continues for 365 consecutive days or more.

12.2       Duty to Mitigate. In the event that a Party is affected by a Force Majeure event, it shall endeavor to mitigate the effects of such Force Majeure event on the performance of its obligations hereunder. In addition, nothing in this Agreement may be construed as requiring either Party to settle any strikes or labor differences.

ARTICLE XIII

RESOLUTION OF DISPUTES

13.1       Arbitration. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement, including any claim based in contract, tort, statute or constitution, shall be settled exclusively and finally by arbitration. The arbitration shall be conducted and finally settled by three (3) arbitrators in New York, NY, in accordance with the then-existing Rules for Complex Arbitration of the American Arbitration Association (the “Rules”), and any judgment, ruling or determination rendered by the arbitrators shall be final, binding and unappealable, and such judgment, ruling or determination may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil

Rules for the United States District Court for the Southern District of New York shall apply to any arbitration. EXXONMOBIL and GCE shall each select one such arbitrator, and the two arbitrators so selected shall select the third arbitrator. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the Parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to each arbitrator’s formal appointment, such arbitrator shall disclose to the Parties and the other arbitrators any financial, fiduciary, kinship or other relationship between such arbitrator and any Party or its counsel, or between such arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any Party. For the purpose of this Agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any Party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrators shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate. It is the intent of the Parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the American Arbitration Association. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The Parties and the arbitrators shall treat all aspects of the arbitration proceedings, including discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The Parties intend that the provisions to arbitrate set forth in this Agreement be valid, enforceable and irrevocable. In their award the arbitrators shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorneys’ fees, costs and expert witness expense of the Parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief.

ARTICLE XIV

AUDIT

14.1       Audits. Each Party, through its authorized representatives, has the right to witness custody transfer measurement procedures in accordance with Section 9.6(b)(iii). In addition, each Party shall permit the other Party and its duly authorized representatives to have access to the laboratory test records and other documents maintained by the other Party or subcontractors relating to any performance under this Agreement. Each Party shall keep and maintain in accordance with generally accepted accounting practices the complete books, invoices, and records relating to its performance hereunder for a period of at least three (3) years after the performance to which such books, invoices and records relate. Either Party has the right, upon reasonable notice during normal business hours, at its expense, to audit such books, invoices and records, including the work sites, personnel and subcontractors, for the sole purpose of verifying compliance with the terms and conditions of this Agreement. Each Party shall have the right to reproduce documents reviewed during audit to be used for auditor work paper documentation. Each Party will not be liable for any of the other Party or subcontractor’s cost resulting from an audit. This Section 14.1 shall survive termination of this Agreement for a period of three (3) years.

14.2       Claims. EXXONMOBIL shall assert any claims it has as to shortage in quantity or defects in quality by providing written notice (together with all necessary supporting documentation) to GCE within ninety (90) days after the delivery in question. If EXXONMOBIL fails to assert such claims within this time frame, such claims will be deemed to have been waived. Except in the case where a mutually acceptable independent inspector has been appointed and issued a certificate of quality, in the event of a dispute between the Parties relating to conflicting data from multiple laboratory analyses of product quality, the protocol outlined in ASTM D3244 or ISO 4259 shall be applied to resolve the differences between EXXONMOBIL's quality test results and GCE's quality determination, unless otherwise agreed between the Parties.

ARTICLE XV

BUSINESS ETHICS AND CONFIDENTIALITY

15.1       Compliance. The Parties shall each comply with all Applicable Laws relating to the observance or performance of their respective obligations under this Agreement.

15.2       Accurate Records. The Parties acknowledge that all reports and billings rendered by one Party to the other Party under this Agreement shall properly reflect the facts of all activities and transactions handled and subject to Article 5, Section 9.4 and Article 14, may be relied upon as being complete and accurate in any further recording or reporting made by the other Party for any purpose.

15.3       Notification. Each Party shall notify the other Party in writing promptly upon discovery of any failure to comply with Section 15.1 or upon either Party having reason to believe that any data supplied pursuant to Section 15.2 is no longer accurate and complete and in the latter event such Party shall then provide the other Party with the accurate and complete data in question.

15.4       Confidential Information. The Parties agree that all information, documentation, data and reports provided by either Party in the course of the performance of services and supply of Renewable Diesel under this Agreement but specifically excluding information on the quality of Renewable Diesel which is normally divulged in the marketing of such Renewable Diesel shall constitute confidential information (“Information”). The Parties agree not to divulge Information to any outside source (including governmental agencies) unless:

(i)	Prior written approval to divulge or use the Information has been received from the other Party, which approval shall not be unreasonably withheld or delayed; or
(ii)	the Information is determined to be part of the public knowledge or literature; or
(iii)	the Information was known by the other Party prior to its disclosure by the divulging Party, having become known by the other Party in a bona fide manner; or
(iv)	The Information is required by Applicable Law or stock exchange to be disclosed provided that the request for such disclosure is proper and the disclosure does not exceed that which is required.

15.5       Permitted Disclosure.

(i)        Notwithstanding Section 15.4, each Party shall be permitted to disclose Information to its Affiliates, and, in the case of GCE, existing or prospective Lenders to or investors in the Project, and its and their respective employees, officers, directors, consultants, contractors, attorneys, accountants, financial advisors, and other representatives (collectively, “Representatives”) who have a need to know such Information. Prior to the first disclosure of Information to a Lender or investor in the Project (or any of its Representatives), GCE shall give prior to notice to EXXONMOBIL. Each Party shall be responsible for any improper disclosure of any Information in violation of this Agreement by its Representatives.

(ii) Notwithstanding Section 15.4(iv), each Party, upon receiving a request for Information from any Governmental Authority, stock exchange, or from any party in a proceeding pending before any court or governmental body, the Party to whom the request has been made shall provide the other Party written notice of such request as soon as reasonably practicable. The Parties shall reasonably cooperate with each other in exercising any applicable rights to oppose the disclosure of the requested Information.

ARTICLE XVI

MISCELLANEOUS

16.1       Hazardous Warning Responsibilities. GCE shall provide EXXONMOBIL with a Material Safety Data Sheet for any Renewable Diesel delivered hereunder. Each Party acknowledges that it is aware of hazards or risks in handling or using such Renewable Diesel. GCE and EXXONMOBIL shall maintain compliance with all safety and health related governmental requirements concerning such Renewable Diesel and shall take steps as are reasonable and practicable to inform their employees, agents, contractors and customers of any hazards or risks associated with such Renewable Diesel, including but not limited to, dissemination of pertinent information contained in the Safety Data Sheet, as appropriate.

16.2       Assignment.

(a)	No Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, provided, however, that (i) GCE may assign the Agreement to an Affiliate that owns the Project without consent, and (ii) EXXONMOBIL may assign the Agreement to a majority controlled Affiliate without consent. For the avoidance of doubt, any assignment of this Agreement shall not constitute a novation of this Agreement unless expressly agreed by the Parties.

(b)	Notwithstanding the provisions of Section 16.2(a), GCE (or any assignee of GCE in accordance with Section 16.2(a)) may assign, mortgage, or pledge all or any of its rights, interests, and benefits under this Agreement to one or more Lenders to secure payment of any indebtedness or working capital incurred or to be incurred in connection with the acquisition, construction, procurement, upgrading, converting, financing, refinancing, maintenance and operation of any portion of the Project or any modifications thereto. Any such assignment to Lenders shall not relieve GCE of any obligations hereunder. EXXONMOBIL shall provide to the Lenders a consent to assignment or similar agreement, covering matters that are customary in financings of projects of this type (including the Lenders’ security rights with respect to this Agreement, certain notices to Lenders and extended cure rights).

16.3       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF NEW YORK.

16.4       Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the waiver is in writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

16.5 No Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, except in the case of gross negligence or willful misconduct, neither Party shall be liable to the other Party for any incidental or consequential damages that such other Party may suffer. The Parties acknowledge that this Section 16.5 is intended only to limit their liability to each other for consequential loss or damage, and shall not be construed so as to limit their liability to third parties or their right to seek indemnification for third party claims in accordance with any other Section.

16.6       Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

16.7       Notices. All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by electronic or digital transmission method subject to the sender confirming receipt, provided, that a notice given in accordance with this sentence but received on a non-working day or after business hours in the place of receipt will be deemed to be given on the next working day in that place. In each case notice shall be sent to the following addresses:

(i)       if to GCE, to:

GCE Holdings Acquisitions LLC

2790 Skypark Drive, Suite 105

Torrance, CA 90505

Attention: Richard Palmer, CEO

(ii)       If to EXXONMOBIL, to:

ExxonMobil Oil Corporation

22777 Springwoods Village Parkway

Spring, TX 77389

Attention: Americas Trading Manager

Or to such other address as EXXONMOBIL or GCE shall have specified by notice in writing in the manner specified in this Section.

16.9       Entire Agreement. This Agreement, including the Schedules hereto, which are hereby incorporated by reference, sets forth the entire understanding and agreement between the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent between the Parties with respect to the subject matter hereof. In the event that there is a conflict between this Agreement and any Schedules hereto, the terms of this Agreement shall prevail.

16.10       No Partnership. Nothing contained in this Agreement shall constitute, or be construed to be, or create a partnership or joint venture between the Parties, or their respective Affiliates, successors and assigns, nor shall either Party be liable for any debts incurred on behalf of the other Party, or be able to bind the other Party.

16.11       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Electronic signatures shall have the same effect as originals.

16.12       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

16.13       Third-Party Rights. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

16.14       Press Releases. No press releases, media interviews, and any other public announcements relating to the Project or the Agreement will be made by either Party unless determined jointly by the Parties and mutually agreed by the Parties in writing. Notwithstanding […***…].

16.15       Representations. Each Party represents and warrants to the other, as of the Effective Date, that

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, and has all company or corporate authority to execute this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;

(b)	this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms;

(c)	execution, delivery and performance of this Agreement do not violate or conflict with any Applicable Law in any material respect, any provision of its constitutional documents, order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);

(e)	it is not relying upon any representations of any other Party other than those expressly set forth in this Agreement;

(f)	is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of its material obligations under this Agreement; and

(g)	neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Renewable Diesel or other products hereunder who is entitled to any compensation with respect thereto.

16.16       Interpretation.

(a)	The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article or that an Article relates only to the topical heading.

(b)	Reference to the singular includes a reference to the plural and vice versa.

(c)	Reference to any gender includes a reference to all other genders.

(d)	Unless otherwise provided, reference to any Article, Section, Schedule, means an Article, Section, or Schedule of this Agreement.

(e)	The words “include” and “including” means include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(g)	References to United States Dollars shall be a reference to the lawful currency from time to time of the United States of America.

16.16       No Recourse. EACH PARTY SHALL LOOK ONLY TO THE OTHER PARTY FOR THE PERFORMANCE OF SUCH OTHER PARTY’S RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT, AND ALL LIABILITIES AND INDEMNITY OBLIGATIONS HEREUNDER SHALL BE WITH RECOURSE ONLY TO THE PARTIES THEMSELVES, AND NONE OF THE LENDERS, AFFILIATES OF A PARTY, OR THE EMPLOYEES, SHAREHOLDERS, OFFICERS, DIRECTORS, OR AGENTS OF ANY OF THEM, SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY OTHER PERSON UNDER OR PURSUANT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

GCE HOLDINGS ACQUISITIONS LLC	EXXONMOBIL OIL CORPORATION

By:	/s/ Richard Palmer	By:	/s/ Jarrett McCleskey
Name:	Richard Palmer	Name:	Jarrett McCleskey
Title:	CEO	Title:	Americas Sales and Trading Manager

SCHEDULE 1.1

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SCHEDULE 2.1

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SCHEDULE 2.2

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SCHEDULE 3.1

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SCHEDULE 3.2

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